UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   BARSKY, BARBARA L
   ALVARADO SQUARE
   M. S. 2720
   ALBUQUERQUE, NM  87158
   BERNALILLO
2. Issuer Name and Ticker or Trading Symbol
   PUBLIC SERVICE COMPANY OF NEW MEXICO
   PNM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SENIOR VICE PRESIDENT-PLANNING & INVESTOR SERVICES
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |01/06/|L   |3.7045            |A  |$20.2206   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |02/04/|L   |2.6900            |A  |$18.5625   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |03/04/|L   |3.2005            |A  |$15.5975   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |04/07/|L   |5.8954            |A  |$16.9375   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |05/05/|L   |5.5872            |A  |$17.8730   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |06/04/|L   |4.8563            |A  |$20.5669   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |07/06/|L   |4.9170            |A  |$20.3125   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |08/04/|L   |7.4906            |A  |$20.0000   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |09/03/|L   |5.2390            |A  |$19.0625   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |10/05/|L   |5.6641            |A  |$17.6300   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |11/04/|L   |5.6259            |A  |$17.7500   |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |12/03/|L   |7.5464            |A  |$16.5391   |*718.1261          |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Explanation of Responses:
*INCLUDES 20.6317 SHARES ACQUIRED UNDER THE PUBLIC SERVICE COMPANY OF NEW MEXICO DIVIDEND
REINVESTMENT
PLAN.